Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Orthovita, Inc.:

We consent to the incorporation by reference in the Registration Statement (Nos. 333-66681, 333-90981, 333-100034, 333-107282, 333-118219, 333-131667) on Form S-8 and in the Registration Statement (Nos. 333-47386, 333-59288, 333-84632, 333-88334, 333-100341, 333-107210, 333-111697, 333-118216, 333-131668) on Form S-3 of Orthovita, Inc. of our reports dated March 16, 2006, with respect to the consolidated balance sheets of Orthovita, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Orthovita, Inc.

Our report dated March 16, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Orthovita, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: As of December 31, 2005, the Company did not maintain effective controls over the processes associated with its year-end physical inventory count. Specifically, the Company’s policies and procedures over its year-end physical inventory count process did not provide for an appropriate level of training to adequately prepare personnel involved in the physical inventory count, and did not provide for sufficient supervision and review by appropriate company personnel of the physical inventory count results and certain reconciliations prepared in connection with the physical inventory count. As a result of these internal control deficiencies, the Company completed an inaccurate physical count of inventory on hand at December 31, 2005 and performed an inaccurate compilation of inventory count tags. These deficiencies resulted in a misstatement of inventory as of December 31, 2005. Additionally, these deficiencies could result in a material misstatement of inventory in the Company’s annual or interim consolidated financial statements. Accordingly, management determined that these control deficiencies constitute a material weakness as of December 31, 2005.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 16, 2006